PEABODY ENERGY
Peabody Plaza
701 Market Street
St. Louis, MO 63101-1826
314.342.3400

January 27, 2015

Mr. Glenn L. Kellow
c/o Peabody Energy Corporation
701 Market Street, Suite 701
St. Louis, Missouri 63101-1826
Dear Glenn:
This letter supplements the employment agreement, entered into as of August 21, 2013, between you and Peabody Energy Corporation (the “Employment Agreement”) and the performance-based restricted stock award agreement, effective September 16, 2013 (the “RSU Agreement”), relating to an award of restricted stock units under the Company’s 2011 Long-Term Incentive Plan.

1.
Effective January 22, 2015, your position with Peabody Energy Corporation (the “Company”) will be President and Chief Executive Officer-elect, with the expectation that you will be appointed Chief Executive Officer of the Company effective as of the date of the Company’s 2015 annual meeting of shareholders, which is expected to be held on May 4, 2015. You acknowledge and agree that your appointment as Chief Executive Officer is consistent with the Company’s obligations to employ you pursuant to Section 1 of the Employment Agreement.

2.
Clause (iv) of the definition of “Good Reason” set forth in Section 6.2(d) of the Employment Agreement is amended, effective upon your appointment as Chief Executive Officer of the Company, to read as follows: “any material diminution or material adverse change in Executive’s duties or responsibilities as Chief Executive Officer.”

3.
To the extent that the RSU Agreement incorporates or otherwise refers to terms that are defined in the Employment Agreement, or incorporates by reference other provisions set forth in the Employment Agreement, you and we agree that solely for purposes of the RSU Agreement such terms shall continue to have such definitions (including, in the case of the definition of “Good Reason” set forth in Section 6.2(d) of the Employment Agreement, as modified by the preceding paragraph), and such provisions shall continue in effect, following the end of your Term of Employment as defined in Section 2 of the Employment Agreement.

4.
Section 6.2(b)(i) of the Employment Agreement, relating to severance benefits, is amended, effective as of the date of your appointment as Chief Executive Officer of the Company, by adding immediately following clause (C) thereof the following:

“; provided, however, that if Executive’s termination of employment under the circumstances provided for in this Section 6.2(b)(i) occurs within two years of a “Change in Control” as defined in the Peabody Energy Corporation Executive Severance Plan (the “ESP”), each reference to “two (2) times” in the foregoing clauses (A), (B) and (C) shall instead be a reference to “two and one-half (2½) times”.
In addition, the sentence following such clause (C) is amended, effective upon your appointment as Chief Executive Officer, to read as follows (with the text added hereby indicated in italics):
“The Company shall pay to Executive (x) one-quarter (¼) of such Severance Payment (or, in the event of Executive’s termination of employment occurs within two years of a Change in Control as defined in the ESP, one-fifth (1/5) of such Severance Payment) in a lump sum payment on the earlier to occur of Executive's death or the first business day immediately following the six (6) month anniversary of Executive's Separation from Service (as defined in Section 6.2(c) below) and (y) the remaining three quarters (¾) of the Severance Payment in eighteen (18) substantially equal monthly payments beginning on the first day of the month next following the initial lump sum payment (or, in the event of Executive’s termination of employment within two years of a Change in Control as defined in the ESP, the remaining four-fifths (4/5) of such Severance Payment in twenty-four (24) substantially equal monthly payments beginning on the first day of the month next following the initial lump sum payment).”

5.	Except as modified by this letter all terms of the Employment Agreement and the RSU Agreement will continue in full force and effect.

Please indicate your agreement with the foregoing by signing this letter in the space indicated below.
Sincerely,

PEABODY ENERGY CORPORATION

By:	/s/ William A. Coley
William A. Coley
Compensation Committee Chair

Agreed as of this 27th day of January, 2015

/s/ Glenn L. Kellow
Glenn L. Kellow
President and Chief Executive Officer-elect